Exhibit 99.1

NEWS RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.
 4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

New Checkers(R) Franchisee Signs on to Develop Southwestern Georgia

10-Unit Area Development Agreement to Further Penetrate Atlanta-Area Market

TAMPA, Fla., May 24 /PRNewswire-FirstCall/ -- Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR), the nation’s largest double drive-thru chain, today announced that it has signed a new franchisee, Strick Chex, LLC, to further penetrate Checkers(R) existing presence in the greater Atlanta area. The franchisee has committed to building 10 new Checkers restaurants by 2009 in the southwestern corridor between Atlanta, Georgia, and the Alabama border.

“We are very pleased to welcome a new franchisee to our system who can build on our successful Checkers presence in the Atlanta market,” said Ron Levondosky, Vice President of Franchise at Checkers Drive-In Restaurants, Inc. “This franchisee brings significant development expertise and an experienced operating partner to the brand. We look forward to working with Strick Chex to build their new Checkers franchise.”

There are currently 30 Checkers restaurants located in Atlanta and the surrounding market. Since the beginning of fiscal 2004, Checkers/Rally’s(R) has entered into development agreements for 129 franchised units over the next five years.

“While we carefully considered franchising with other quick service restaurant concepts, we chose Checkers because we believe in their product. Checkers offers excellent food from a simple menu platform that we believe is attractive to customers and compelling for franchisees,” said Larry Strickland, President of Strick Chex. “We also chose Checkers because of their accomplished leadership team, their successful You Gotta Eat!(R) advertising and their commitment to helping franchisees grow.”

For more information about Checkers/Rally’s franchising opportunities, please contact Ted Fumia, Director of Franchise Development at Checkers Drive- In Restaurants, Inc., at 888-913-9135.

Checkers Drive-In Restaurants, Inc. ( http://www.checkers.com ) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick service “double drive- thru” restaurants.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

          Contacts:
          Investor Relations
          Brad Cohen
          Integrated Corporate Relations, Inc.
          (203) 682-8211

          Media Relations
          Kim Francis
          MARC Public Relations,
          (412) 562-1186

SOURCE  Checkers Drive-In Restaurants, Inc.
          -0-                                                  05/24/2005
          /CONTACT:  Investor Relations, Brad Cohen, Integrated Corporate Relations, Inc., +1-203-682-8211, or Media, Kim Francis, MARC Public Relations, +1-412-562-1186, both for Checkers Drive-In Restaurants, Inc./
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